As filed with the Securities and Exchange Commission July 18, 2008
Registration No. 333-xxxxxx

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

InnerLight Holdings, Inc.
(Name of small business issuer in its charter)

Delaware	5122	26-2300043
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

InnerLight Holdings, Inc.
867 East 2260 South
Provo, UT 84606
(801) 655-0605
(Address and telephone number of principal executive offices and principal place of business)

KEVIN P. BROGAN
InnerLight Holdings, Inc.
867 East 2260 South
Provo, UT 84606
(801) 655-0605

 (Name, address and telephone number for agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]

Common Stock	1,000,000	$1.00	$1,000,000.00	$39.30
Common Stock (2)	2,000,000	$3.00	$6,000,000.00	$235.80

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.
________________________
(1)  Estimated solely for purposed of calculating the registration fee under Rule 457(a).
(2)  Issuable upon exercise of 1,000,000 Class C Common Stock Purchase Warrants at $2.00 per Share and 1,000,000 Class D Common Stock Purchase Warrants at $4.00 per Share, with an average price of $3.00 for the purposes of this Fee calculation.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is snot soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

INNERLIGHT HOLDINGS, INC.
100,000 UNITS
Each Unit Consisting of Ten (10) Shares of Common Stock, $.001 par value,
Ten (10) Class C Common Stock Purchase Warrants Exercisable At $2.00 per Share, and
Ten (10) Class D Common Stock Purchase Warrants Exercisable At $4.00 per Share

PRICE PER UNIT:   $10.00
TOTAL OFFERING: $1,000,000

This is our initial public offering. Our securities are not listed on any national securities exchange or the Nasdaq Stock market.  We are offering a total of 1,000,000 shares of our common stock in a direct public offering, without any involvement of underwriters or broker-dealers, in Units consisting of Ten (10) Shares of Common Stock, $.001 par value, Ten (10) Class C Common Stock Purchase Warrants Exercisable At $2.00 per Share, and Ten (10) Class D Common Stock Purchase Warrants Exercisable At $4.00 per Share.

The offering price is $10.00 per Unit. This offering will terminate 180 days from the effective date of this prospectus, or an additional 90 days if extended, although we may close the offering on any date prior if the offering is fully subscribed. In the event that the 100,000 Units are not sold within 180 days from the effective date of this prospectus, at our sole discretion, we may extend the offering for an additional 90 days. In the event that the 100,000 Units are not sold within 180 days from the effective date of this prospectus, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If the 100,000 Units are sold within 180 days from the effective date of this prospectus, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund. The funds will be maintained in a special Escrow Account maintained by our Escrow Agent until we receive the full proceeds of $1,000,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus.

Our Officers and Directors will market the Units offered herein and sell the securities on our behalf. This is a best efforts direct participation offering that will not utilize broker-dealers. Our Officers and Directors will not receive any compensation for his role in selling shares in the offering.

Investing in our common stock involves risks. See "Risk Factors" starting at page 2.

Offering Price Per Unit	Offering Expenses(1)	Proceeds to Our Company
$10.00	$.50	$9.50

Total Offering:	$1,000,000	$50,000.00	$950,000.00

(1)  These offering expenses do not include any underwriting discounts or commissions. There are no underwriting discounts or commissions to be paid in connection with this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.   THE DATE OF THIS PROSPECTUS IS JULY 18, 2008.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	38
DESCRIPTION OF SECURITIES	40
Common Stock	40
No Cumulative Voting	40
Dividend Policy	40
Transfer Agent	40
INTERESTS OF NAMED EXPERTS AND COUNSEL	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
LEGAL PROCEEDINGS	41
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	41
EXPERTS	41
LEGAL MATTERS	41
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

The following prospectus summary is qualified in its entirety by, and should read in conjunction with, the more detailed information and our Financial Statements and Notes thereto appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully.

OUR COMPANY

Our Company is a provider of Health and Dietary supplements and Personal Care products by means of a network of Direct Sales Associates.  Our basic business principles are to provide high quality products, operate at a profitable margin and assist our Sales Associates worldwide to improve their business effectiveness.

COMPANY HISTORY

InnerLight International, Inc., the predecessor of our operating subsidiary, was established in 1998.  In January, 2001, the Quigley Corporation purchased InnerLight International’s assets for the purpose of providing an alternative distribution channel for our products.  The company was named Darius Marketing, Inc.  In March of 2002, management of the Company changed the name to InnerLight Inc.  In February, 2008, all of the capital stock of InnerLight, Inc. was purchased from The Quigley Corporation by InnerLight Holdings, Inc., a newly-formed corporation, for $1,000,000 and the assumption of the existing liabilities of InnerLight, Inc.

Our principal executive office is located at 867 East 2260 South, Provo, UT 84606.  We were incorporated under the laws of the State of Delaware on February 23, 2008.   Our telephone number is (801) 655-0605, and our corporate website is www.innerlightcorp.com.

The terms "Our Company" "we," "us" and "our" as used in this prospectus refer to InnerLight Holdings, Inc.

THE OFFERING

The following is a brief summary of the offering:

We are offering a total of 1,000,000 shares of our common stock in a direct public offering, without any involvement of underwriters or broker-dealers, in Units consisting of Ten (10) Shares of Common Stock, $.001 par value, Ten (10) Class C Common Stock Purchase Warrants Exercisable At $2.00 per Share, and Ten (10) Class D Common Stock Purchase Warrants Exercisable At $4.00 per Share.

The offering price is $10.00 per Unit. This offering will terminate 180 days from the effective date of this prospectus, or an additional 90 days if extended, although we may close the offering on any date prior if the offering is fully subscribed. In the event that the 100,000 Units are not sold within 180 days from the effective date of this prospectus, at our sole discretion, we may extend the offering for an additional 90 days. In the event that the 100,000 Units are not sold within 180 days from the effective date of this prospectus, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If the 100,000 Units are sold within 180 days from the effective date of this prospectus, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund. The funds will be maintained in a special Escrow Account maintained by our Escrow Agent until we receive the full proceeds of $1,000,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus.

Our Officers and Directors will market the Units offered herein and sell the securities on our behalf. This is a best efforts direct participation offering that will not utilize broker-dealers. Our Officers and Directors will not receive any compensation for his role in selling shares in the offering.

SELECTED FINANCIAL DATA

The following information summarizes the more complete historical financial information at the end of this prospectus.

	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	31-Mar-08	31-Dec-07	31-Dec-06

Net Sales	$3,315,220	$11,233,879	$15,274,940

Cost of Sales	2,004,965	7,l41,701	9,941,473

GROSS PROFIT	1,310,255	4,092,178	5,333,467

OPERATING EXPENSES:
Sales & Marketing	187,646	982,411	1,513,566
Administration	933,101	3,789,977	5,014,932
Research & Development	900	7,881	32,573
Total Operating Expenses	1,121,647	4,780,289	6,561,071

Income (Loss) from Operations	188,208	(688,111)	(1,227,604)

Interest, Net & Other Income	(48,869)	86,043	26,912

Income Taxes	0	0	0

Net Income (Loss)	$139,739	$(602,068)	$(1,200,692)

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risk factors could harm our business. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. You may lose part or all of your investment due to any of these risks or uncertainties.

RISKS RELATED TO OUR BUSINESS

The market place is very competitive. Failure to successfully compete could harm the business.

The Company faces intense competition in the nutritional supplement and personal care industry. Many other competitors are well established, have greater resources and have a name and brand recognition. These companies also have distributor bases that are much larger than ours. We cannot be sure that our distributors won’t leave and join other programs. If the distributor base declined and failed to grow, the negative financial impact on the Company could be significant.

In addition to competition from companies offering competing products, we are subject to the risk of losing our distributors if they leave and join other non-related network or multi-level marketing companies. The home-based business industry is immense and offers many alternatives, especially for distributors looking for new opportunities.

If we cannot successfully understand and survive the volatility of doing business in foreign countries, then the result could have a material adverse effect.

A significant portion of our business is from foreign markets. We are subject to the risks of foreign currency exchange, currency restrictions and payments methods to our foreign distributors. The Company may suffer losses as the dollar loses value against foreign currencies. Essentially, all of our products are manufactured and purchased in the United States and shipped to foreign locations for distribution or directly to distributors in foreign countries.

If certain foreign agencies changed import regulations and did not allow our product to enter the country, we could suffer significant financial losses. We could lose our distributors in the country and sales could disappear in that market.

The payment of earned commissions and incentives to our foreign distributors is subject to various banking and disbursement regulations. If we are unable to find suitable arrangements, we could suffer an eroding distributor base in foreign countries. The Patriot Act limits the alternatives and the ability of sending mass payments from the United States to individuals and businesses in foreign lands. The Company to date does not have a bank account, warehouse or storefront in the various foreign countries in which we have distributors. The lack of a local presence places a greater challenge in making timely payments to our independent representatives. The Company has utilized several methods of payment and feels that it has found a satisfactory solution to disburse funds to foreign distributors within the confines of the law.

Failure to protect and enhance our trademarks and trade names could potentially harm the business.

Trademarks and trade names distinguish the various companies from each other. If potential customers and distributors get confused as to which company and product are offered by us, then we could lose sales and distributors to competitors. The Company does make vigilant efforts to maintain its branding through trademarks and trade names, but it cannot guarantee that there will be no infractions or infringements on its products. Many subtleties exist in product descriptions, offering and names that can easily confuse distributors and customers. The name of the Company’s principal product, SuperGreens TM, can be found in numerous variations of the name and descriptions in various media and product labels. This presents a risk of losing potential customers looking for our products and buying someone else’s because they cannot differentiate between them.

Disruption to our supply chain of products and/or ingredients could negatively affect our sales.

The Company has not as yet experienced significant problems in obtaining its products from suppliers. However, there is no guarantee that some of the ingredients in the formulizations of the products will not become scarce, or that current suppliers may not be able to continue to provide our products or ingredients.

One particular company that manufactured one of our products closed operations after the tragic death of its owner. We have not been able to sell that product since we ran out of inventory.  After several months, the Company has located a new manufacturer and is expecting to resume the sale of this product.

If the manufactured products do not meet quality standard, the product is not accepted by us. This could cause a shortage of those products in inventory resulting in back orders and even cancellations of orders. Sales of existing products in inventory may not be sufficient to use all stock on hand before the ‘best by’ date expires. This causes a write off of inventory that is not salable resulting in negative financial results.

The Company is highly dependent upon technology in our operations. Disruptions and down time would cause a decrease in sales activity.

Our business is basically an internet based enterprise. The complexity of the compensation plan, the volume of sales orders over the internet from various countries and the information afforded to our distributors via their own virtual offices require sound and efficient information technology systems. The Company has expended significant resources to implement and maintain quality computer resources to serve our distributors efficiently. Our systems, as is the case with virtually all computerized systems, are subject to intentional acts of vandalism and to natural disasters that could disrupt service or render the systems as non-functional. The company has implemented procedures to back up data and install additional equipment, but interruptions could still occur that would negatively affect our sales and financial results.

The Company leases its main software platform from a third-party vendor. Disruptions in their service or connections to us could also negatively affect our sales and financial results.

Damage claims against our products could have a material adverse effect on the Company.

If any of our products are found to cause injury or damage, the Company could suffer financial damages. We have not had significant claims for damages or losses from our products to date. The Company does carry product liability insurance. It would be responsible for the deductibles on the policy, but could suffer more damages from negative publicity and declining sales.

Our products contain many ingredients. If any of the ingredients were found to be harmful or were no longer available, then our formulizations would have to change. The acceptance of the new product formula may not be supported, which could cause a negative effect both in publicity and in financial results.

Failure to retain key personnel would have a harmful effect on the Company’s business.

We rely on the contributions of our senior management and other key personnel to successfully execute our business strategies. Only two executives have employment contracts. Employees may voluntarily terminate their employment with the Company at any time. Some of these key employees would be difficult to replace if they should decide to leave. The loss of the services of these key employees could cause negative ramifications to our business and financial results.

The Company is not well established and does not have substantial resources.

The Company has been in existence for many years and has been able to compete successfully. The Company believes it has the personnel and knowledge base with which to operate the business in a successful and profitable manner. There is no guarantee that we can continue to do so. We are not as established nor have the financial resources as some competitors. We are no longer a subsidiary of a publicly traded company and so not have the same relationship to access their expertise and resources. Although, our ability to raise capital, if needed, and to grow and maintain enough resources to be a viable going concern is not guaranteed, our past results do support our confidence in achieving these goals.

RISKS RELATED TO OUR INDUSTRY

Findings or actions against our network or multi-level marketing program could negatively affect our business.

Substantially our entire sales and distribution channel is based upon our network marketing program. We are subject to various regulations from federal, state and foreign agencies. We are also subject to private claims from individuals, including distributors challenging our network marketing program.  We could also be affected by such claims against competitors’ network marketing programs as their outcomes could be used against us. While we believe that we have complied with regulations and have set up our programs within the guidelines, we are at risk that in one or more areas our marketing system might not be compliant with local regulations. If we were not able to bring into compliance our network marketing program, it could have a material adverse financial effect on our sales in that market.

Failure to retain and attract our independent distributors could harm our business.

The sales of our products are made through a network of independent business consultants or distributors. Distributors voluntarily sign up with the Company to sell and use our products. There is no guarantee that the distributors will continue to work the business. Our sales growth depends upon expanding our distributor base, and upon the continued involvement of the current distributors. Our distributors have many alternative opportunities to join other multi-level marketing companies. If we are not able to retain these distributors and to recruit new distributors, then the lack of growth and sustained sales could have adverse financial effects on the Company.

The retention and the productivity of our distributors are affected by many factors including:
•	Competitors’ programs
•	Publicity or negative publicity of our products
•	Enforcement of our policies and procedures
•	Distributors’ individual success or lack of success in our program
•	The negative influence from former distributors
•	Lack of interest in continuing to work the business
•	Perceived deficiencies in our compensation plan
•	Economic conditions that may discourage distributors from continuing
•	The obstacles presented by a perceived saturation of network or multi-level programs in the market place that make recruiting new distributors difficult.

If we cannot retain our high level distributors or attract new distributors that can attain a high level position, then our sales could decline resulting in financial losses. It takes time for distributors to establish an organization that pays them dividends and that generates sales for the Company. If high level distributors leave the Company due to some of the factors mentioned, there is no assurance that the Company would be able to replace those leaders, their organization the sales volume that attends that organization.

Independent distributors may not comply with Company policies.

We cannot exert the same type of control over our network of independent distributors as we can with our employees. We cannot be sure that our distributors will comply with the guidelines set by the Company on the use of the products, the claims they may make about the benefits of the products or the manner in which they conduct their business. The Company’s compliance department is constantly training distributors and reviewing their practices, we cannot monitor everything that our distributors do. If an action were brought against a distributor, then we could also be named. A finding against us could have severe consequences to our business, our reputation and the morale of the distributors.

Failure to comply with the many regulations governing our business could significantly damage our business.

The Company is subject to various federal, state, local and foreign regulations. Various governmental agencies have an impact on our business. The regulations cover product ingredients, manufacture, distribution, marketing, sales, compensation and taxation, to name a few. If the Company were to fail to meet standards set by these regulations, then the Company could be prohibited from selling its products.

If one or more of the ingredients of our products become subject to regulatory action, then the Company suffers the risk of having to re-formulate its product, if allowed, in order to put it on the market. The cost of this process may be substantial. The future acceptance of the re-formulated product by its distributors cannot be assured.

On August 27, 2007 the FDA’s final rule governing current good manufacturing practices, or cGMP, for dietary supplements became effective. The Company may have to comply with these regulations by June 2009 or June 2010 depending upon the size of our manufacturers. It requires us to establish written procedures for personnel, manufacturing cleanliness, labeling and packaging, testing and distribution. A systematic testing procedure is also required to be followed. This law pertains to manufacturers and holders of dietary supplements, not to suppliers only of ingredients.

A new law went into effect on December 22, 2007 that requires the reporting of all serious adverse events occurring within the United States which involve OTC drugs or dietary supplements. We are not aware of any adverse events, and we believe that we are in full compliance with the law.

Foreign jurisdictions may pass laws that would prohibit the use of certain ingredients in their particular market. If the Company were not able to satisfy the various regulations, then it would have to cease sales of that product in that location.

RISKS RELATED TO OUR STOCK

THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK.  WITHOUT A TRADING MARKET, PURCHASERS OF THE SECURITIES MAY HAVE DIFFICULTY SELLING THEIR SHARES

There is a presently no publicly-quoted market price for our common stock and as a result our stock price could be extremely volatile. We have applied for listing of our Common Stock on the OTC Bulletin Board, and in the future a limited trading market for our common stock may develop. There can be no assurance that our Common Stock will be approved for trading on the OTC Bulletin Board or any other market, or that if approved for trading that a regular trading market for our common stock will ever develop be sustained. If for any reason our common stock is not listed on the OTC Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their common stock. Consequently, our stock price, if and when publicly-traded, is likely to be volatile and is likely to continue to be volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. The institution of such litigation against us could result in substantial costs to us and a diversion of our management's attention and resources.

EVEN IF PUBLICLY-TRADED IN THE FUTURE, OUR COMMON STOCK MAY BE SUBJECT TO "PENNY STOCK" RESTRICTIONS

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock.  The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

 -  Contains a description of the nature and level of risk in the market for penny stock in both Public offerings and secondary trading;

 -  Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

 -  Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

 -  Contains a toll-free number for inquiries on disciplinary actions;

 -  Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

 -  Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

 -  The bid and offer quotations for the penny stock;

 -  The compensation of the broker-dealer and its salesperson in the transaction;

 -  The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

 -  Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling their securities.

THERE ARE A SIGNIFICANT NUMBER OF SHARES UNDERLYING OUR WARRANTS AND OPTIONS AND THE EXERCISE AND SALE OF THESE SHARES MAY CAUSE THE PRICE OF OUR STOCK TO DROP AND MAY SUBJECT OUR CURRENT SHAREHOLDERS TO SIGNIFICANT DILUTION

The exercise or conversion of outstanding warrants and options into shares of common stock will dilute the percentage ownership of our other stockholders and could cause the market price of our common stock to drop.

As of March 31, 2008, there were outstanding 10,600,000 shares of Common Stock and 4,000,000 Common Stock Purchase Warrants issued and outstanding. In addition, up to 1,000,000 options may be granted in the future under our 2008 Incentive Stock Option Plan, although as of March 31, 2008 no options had been granted under that Plan. The exercise or conversion of outstanding stock options and warrants will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options or warrants, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

OUR PRINCIPAL OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS OWN A CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT

Currently, our officers, directors and principal shareholders, in the aggregate, beneficially own approximately 71% of our outstanding common stock, or approximately 65% after giving effect to the sale of 1,000,000 shares in this Offering. Upon the issuance of shares pursuant to the exercise of 1,528,000 Common Stock Purchase Warrants owned by such officers, directors, and principal shareholders they will own approximately 69% of the outstanding shares of Common Stock after giving effect to the sale of 1,000,000 shares in this Offering and the warrant exercises. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

-	election of our board of directors;
-	removal of any of our directors;
-	amendment of our certificate of incorporation or bylaws; and
-	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors, executive officers and principal shareholders collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors, executive officers and principal shareholders, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

USE OF PROCEEDS

Our offering is being made in a direct public offering, without the involvement of underwriters or broker-dealers. The table below sets fort the use of proceeds from this offering:

Minimum

Gross Proceeds	$1,000,000
Offering Expenses	$50,000
Net Proceeds	$950,000

The net proceeds will be used as follows:

International Development	$250,000
Distributor Recruitment	$100,000
Marketing and advertising	$100,000
General Working Capital	$500,000

Total offering expenses of $50,000 to be paid from the proceeds of the offering are for Securities and Exchange Commission registration fees ($300), printing expenses ($3,200), audit and administrative fees and expenses ($45,000), and transfer agent fees ($1,500) connected with this offering. No other expenses of the offering will be paid from proceeds.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise $1,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

●    our lack of operating history;

●    the proceeds to be raised by the offering;

●    the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders, and

●    our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing shareholders.

As of March 31, 2008, the net tangible book value of our shares of common stock was $233,468 or approximately $.02 per share based upon 10,600,000 shares outstanding.

Upon completion of this offering, the net tangible book value of the 11,600,000 shares to be outstanding will be $1,183,468 or approximately $.10 per share. The net tangible book value of the shares held by our existing shareholders will be increased by $.08 per share without any additional investment on their part. You will incur an immediate dilution of $.90 per share.

After completion of this offering, purchasers of shares in offering will collectively own approximately 9% of the total number of shares then outstanding shares for which the purchasers will have made cash investments in the aggregate of $1,000,000, or $1.00 per share. Our existing shareholders will own approximately 91% of the total number of shares then outstanding, for which they will have made capital contributions of $1,000,000 in cash and services, or approximately $.095 per share.

The following table compares the differences of your investment in our shares with the investment of our existing shareholders.

Existing shareholders if all of the shares are sold:

Net tangible book value per share before offering	$233,468
Net tangible book value per share after offering	$1,183,468
Increase to present shareholders in net tangible book value per share after offering	$.08
Number of shares outstanding before the offering	10,600,000
Percentage of ownership after offering assuming maximum number of shares are sold.	91%

Purchasers of shares in this offering if all of the shares are sold:

Price per share	$1.00
Dilution per share	$.90
Capital contributions	$950,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	9%

PLAN OF DISTRIBUTION;TERMS OF THE OFFERING

We are offering a total of 1,000,000 shares of our common stock in a direct public offering, without any involvement of underwriters or broker-dealers, in Units consisting of Ten (10) Shares of Common Stock, $.001 par value, Ten (10) Class C Common Stock Purchase Warrants Exercisable At $2.00 per Share, and Ten (10) Class D Common Stock Purchase Warrants Exercisable At $4.00 per Share.

The offering price is $10.00 per Unit. This offering will terminate 180 days from the effective date of this prospectus, or an additional 90 days if extended, although we may close the offering on any date prior if the offering is fully subscribed. In the event that the 100,000 Units are not sold within 180 days from the effective date of this prospectus, at our sole discretion, we may extend the offering for an additional 90 days. In the event that the 100,000 Units are not sold within 180 days from the effective date of this prospectus, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If the 100,000 Units are sold within 180 days from the effective date of this prospectus, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund. The funds will be maintained in a special Escrow Account maintained by our Escrow Agent until we receive the full proceeds of $1,000,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus.

Our Officers and Directors will market the Units offered herein and sell the securities on our behalf. This is a best efforts direct participation offering that will not utilize broker-dealers. Our Officers and Directors will not receive any compensation for his role in selling shares in the offering.  Our Officers and will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1.  The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and,

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) do not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1.

Offering Period and Expiration Date:

This offering will start on the date of this prospectus and continue for a period of up to 270 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.  execute and deliver a subscription agreement; and

2.  deliver a check or certified funds to us for acceptance or rejection.

The subscription agreement requires you to disclose your name, address, telephone number, number of shares you are purchasing, and the price you are paying for your shares.

All checks for subscriptions must be made payable to ”InnerLight Holdings, Inc. Special Escrow Account” and sent to our Escrow Agent at the address indicated on our subscription agreement

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Escrow Account for Subscriptions

Subscriptions will be placed in a separate Escrow bank account William J. Reilly, Esq. as Escrow Agent, until we have received the full offering of $1,000,000, at which time the funds will be disbursed to our Company

BUSINESS OF OUR COMPANY

INTRODUCTION

Our Company is a provider of Health and Dietary supplements and Personal Care products by means of a network of Direct Sales Associates.  Our basic business principles are to provide high quality products, operate at a profitable margin and assist our Sales Associates worldwide to improve their business effectiveness.

COMPANY HISTORY

InnerLight International, Inc., the predecessor of our operating subsidiary, was established in 1998. In January, 2001, the Quigley Corporation purchased InnerLight International’s assets for the purpose of providing an alternative distribution channel for our products. The company was named Darius Marketing, Inc. In March of 2002, management of the Company changed the name to InnerLight Inc. In February, 2008, all of the capital stock of InnerLight, Inc. was purchased from The Quigley Corporation by InnerLight Holdings, Inc., a newly-formed corporation, for $1,000,000 and the assumption of the existing liabilities of InnerLight, Inc.

Our principal executive office is located at 867 East 2260 South, Provo, UT 84606.. We were incorporated under the laws of the State of Delaware on February 23, 2008. Our telephone number is (801) 655-0605, and our corporate website is www.innerlightcorp.com.

COMPANY DESCRIPTION

We seek to develop and distribute a variety of products, which have wide scope of consumer appeal in areas from nutrition and human wellness products to apparel and other disposable goods.  Our distribution strategy will include direct selling and marketing employing Direct Sales Associates (DSA’s) much like Nu Skin, HerbaLife, Amway and USANA. Our business plan provides that these DSA’s, who will be independent contractors, will purchase our products from the company and sell them directly to their customers. We will be responsible for the recruitment and training of the DSA’s. InnerLight Inc. anticipate that we will develop sales promotion and sales development activities which will be directed towards giving assistance to the independent sales representatives through aids such as brochures, product samples and demonstration products. We have established a web site, which will serve both as an additional marketing tool, and will provide a platform from which we will be able to provide various support tools to our DSA’s. We also anticipate that we will seek to motivate our DSA’s through the use of special incentive programs that reward superior sales performance.

PRODUCTS

The Company is committed to building its brand name and DSA and customer loyalty by selling premium quality, innovative nutritional supplements that appeal to broad markets.  The Company's philosophy is to combine the best of science and nature and to include in each of its products the highest quality ingredients with the greatest amount of benefit to the consumer.  DSA’s need to have confidence that they are distributing the best products available that are differentiated from "off the shelf" products. The Company is committed to developing and providing quality products that can be sold at attractive retail prices and allow the Company to maintain reasonable profit margins.  The Company believes that timely and strategic product introductions are critical to maintaining the growth of independent distribution channels.

The company currently has over sixty individual dietary supplemental products.  These items are also positioned together in varying packages for the purpose of allowing the customer to acquire a specific combination of products.

INDUSTRY ANALYSIS

Direct Selling Industry

Direct Selling is the sale of a consumer product or service, person-to-person, away from a fixed retail location.  Independent salespeople market these products and services to customers.  Depending on the company, the sales people may be called distributors, representatives, consultants or various other titles.  Products are sold primarily through in-home product demonstrations, parties and one-on-one selling.

As depicted by the graph below, the growth in sales within the direct sales industry has been enormous.  Since 1994, sales have increased 81%, to $29.55 Billion per year.  If this trend continues, sales could reach over $50 Billion per year by 2010.

In addition, Network Marketing is an attractive alternative to the traditional retail sales strategy.  As indicated by the graph below, Network Marketing has performed much better than retail.  This makes network marketing a cost effective alternative to the high costs associated with traditional retail.

A majority of adult Americans have been affected by the direct selling industry.  According to the Direct Selling Association’s 2000 survey:

▪	55% of American adults reported having, at some time, purchased goods or services from a direct selling representative.
▪	One in five American adults (20%) reported they are now (6%) or have been (14%) a direct selling representative.
▪	Among direct selling customers, three out of four (77%) have attended an in-home demonstration or party.

The 2000 survey also revealed:

▪
38% of adult Americans surveyed in 2000 have some interest in purchasing a product or service in the future via direct selling, but only 27% had actually made a direct selling purchase in the past year.

▪	With public interest in purchasing through direct selling (38%) exceeding those who have purchased (27%), these recent figures suggest there is an opportunity for growth.

The success of direct sales is established in the reasons people choose direct selling as a career option.  These include:

▪	Direct selling is a good way to meet and socialize with people.
▪	Direct selling offers flexible work schedules.
▪	Direct selling is a good way to earn extra income.
▪	Direct selling is a good way to own a business.
▪	Earnings are in proportion to efforts.

Nutritional Industry

The nutrition industry includes many small- and medium sized companies that manufacture and distribute products generally intended to enhance the body’s performance and wellness.  The four major product categories within the nutrition industry are:

▪	Nutritional Supplements – products such as vitamins, minerals, dietary supplements, herbs and botanicals and compounds derived from these substances.
▪	Natural and Organic Foods – products such as cereals, milk, non-diary beverages and frozen entrees.
▪	Functional Foods – products with added ingredients or fortification specifically for health or performance purposes.
▪	Cosmeceuticals – products combining nutrition with skin care.

In the Annual Industry Overview 2001 the Nutrition Business Journal (NBJ) stated that its research suggests the overall market for nutritional products in the United States is approximately $49.5 billion per year and growing at an estimated 6.5% annual rate.  NBJ also stated that the global nutritional industry is estimated to be $150 billion.  According to NBJ, of the approximate $49.5 billion sold in the United States, functional foods make up 35%, nutritional supplements 34%, natural and organic foods 23% and cosmeceuticals 8%.

Nutritional products are distributed through six major sales channels.  Each channel has changed in recent years primarily due to advances in technology and communications resulting in improved product distribution and faster dissemination of information.  The major sales channels are as follows:

▪	Network marketing.
▪	Mass-market retailers, including mass merchandisers, drug stores, supermarkets and discount stores.
▪	Natural health food retailers.
▪	Mail order.
▪	Practitioners
▪	The Internet.

The nutritional supplement market is characterized by:

▪	Large selections of essentially similar products that is difficult to differentiate.
▪	Retail consumer’s emphasis on value pricing.
▪	Constantly changing formulations based on evolving scientific research.
▪	Low entry barriers resulting from low brand loyalty, rapid change, widely available manufacturing, low regulatory requirements and ready access to large distribution channels.
▪	A lock of uniform standards regarding product ingredient sources, potency, purity, absorption rate and form.

As indicated by the above information, the Nutritional Supplements Industry coupled with the Direct Sales Industry offers an opportunity for a potentially profitable venture.  The following sections outline the strategies that will be implemented to attain these profits.

TARGET MARKET

In order to determine whom our customers are it would be better to develop an understanding of the type person who currently is involved in the Direct Sales Industry.  The following demographic information is from the Direct Selling Association’s 2003 National Sales Force Survey.

As reflected by the graph above, the direct sales industry has grown over 100% since 1994.  If this trend continues, there will be approximately 25 million potential customers/DSA’s in 2010.

Percent of Sales by Major Product Groups

Home/family care products (Cleaning products, cookware, cutlery, etc.)	32.0%
Personal care products (Cosmetics, jewelry, skin care, etc.)	29.4%
Services/other	15.4%
Wellness	15.3%
Leisure/educational	7.9%

The above graph demonstrates we are presently in a category that constitutes 15.4% of the Sales by major product groups represented by our nutritional products.  We are also in a category that constitutes 29.4% of the Sales by major product groups represented by our personal care products.

Location of Sales (reported as a percent of sales dollars)

Face-to-Face Selling 73.1%
In the home	61.9%
Workplace	6.7%
Temporary location	3.9%
Other locations	0.6%
Remote Selling 26.9%
Phone	15.6%
Internet	10.8%
Other remote selling	0.5%

The above information reflects where our potential target market prefers working/selling.  In this case, note that the majority of direct sales come from Face-to-Face selling.  Also, the majority of effort occurs within the DSA’s home.

Percent of Sales by Census Region

West	24.8%
Midwest	23.1%
Northeast	16.1%
South	36.0%

Sales Strategy (method used to generate sales, reported as a percent of sales dollars)

Individual/Person-to-Person selling	69.0%
Party plan/group selling	28.5%
Customer placing order directly with firm (in follow-up to a face-to-face solicitation)	1.7%
Other	0.8%

The company primarily uses the Individual/Person-to-Person selling technique, which places us within the predominately employed selling technique.

Compensation Structure by Percent of Firms (multilevel us. Single level)
InnerLight Inc. employs a multilevel strategy.

Percent of firms	81.9

Compensation Structure by Percent of Sales Dollars (multilevel vs. single level)

Percent of sales dollars	75.7

Compensation Structure by Percent of Salespeople (multilevel vs. single level)

Percent of salespeople	82.4%

The following information provides basic demographic information of those individuals who elect to choose direct sales as a career:

Gender

Age

Marital Status

Education

Hours worked directly related to their business per week

Less than 30 hours per week	85.1%
30-39 hours per week	7.6%
40 or more hours per week	7.3%

Average Percent of Time spent on…..

Selling the Product	44%
Administration/Paperwork	19%
Recruiting/Sponsoring	15%
Training	10%
Other	9%

Main Reason for Becoming a Direct Sales Associate
Additional income	36%
It's your business and making money through direct sales in important to you	31%
Discount/wholesale/free products	29%
Other	4%

MARKETING PLAN

The Company is a direct sales company, which presently distributes its products through a network marketing system. Under its system, DSA’s purchase products from the Company for resale and for personal consumption.

The Company believes network marketing is an effective vehicle to distribute its products because:

▪	A consumer can be educated about a product in person by a DSA, which the Company believes is more effective than traditional marketing avenues.
▪	Direct sales allow for actual product testing by a potential consumer.
▪	The impact of DSA and consumer testimonials is enhanced
▪
As compared to other distribution methods, DSA’s can give customers higher levels of service and attention, by, among other things, delivering products directly to a consumer and following up on sales to ensure proper product usage and customer satisfaction, and to encourage repeat purchases.

The Company's network marketing program differs from many other network-marketing programs in several respects. First, the Company's compensation plan allows Company DSA’s to develop a national network of downline DSA’s. Second, the Company's order and fulfillment systems eliminate the need for DSA’s to carry significant levels of inventory. Third, the Company's compensation plan is very financially rewarding.

As a distribution channel, direct selling has been enhanced in the past decade due to advancements in communications, including telecommunications and Internet connectivity, and the use of videos and fax machines. Direct selling companies generally rely on communications, the Internet, and videos to project a desired image for their company and product line. The Company believes that high quality sales aids play an important role in the success of DSA efforts. The Company believes that the Internet will become an increasingly important business factor as more and more consumers purchase products over the Internet as opposed to traditional retail and direct sales channels. As a result, the Company expects that direct sellers will need to adapt their business models to integrate the Internet into their operations to remain successful. The Company's web site is www.innerlightinc.com. Management is committed to fully utilizing current and future technological advances to continue enhancing the effectiveness of direct selling.

The Company relies on its DSA’s to sponsor new DSA’s. While the Company provides brochures, magazines, and other sales materials, DSA’s are primarily responsible for educating new DSA’s with respect to products, the Company's compensation plan, and how to build a successful home based business.

The sponsoring of new DSA’s creates multiple levels in the network marketing structure. Persons whom a DSA sponsors are referred as "downline" or "sponsored" DSA’s. If downline DSA’s also sponsor new DSA’s, they create additional levels in the structure.

Sponsoring activities are not required of DSA’s. However, because of the financial incentives provided to those who succeed in building a DSA network that consumes and resells products, the Company believes that most of its DSA’s attempt, with varying degrees of effort and success, to sponsor additional DSA’s.  Generally, DSA’s invite friends, family members, and acquaintances to sales meetings, the Company's web site, conference calls, and prerecorded telephone calls in which Company products are presented and the compensation plan is explained. People are often attracted to become DSA’s after using Company products and becoming regular retail customers. Once a person becomes a DSA, he or she is able to purchase products directly from the Company at wholesale prices for resale to consumers or for personal consumption. The DSA is also entitled to sponsor other DSA’s in order to build a network of DSA’s and product users.

A potential DSA must enter into a standard DSA agreement with the Company that obligates the DSA to abide by the Company's policies and procedures. In most of the Company's current markets, DSA’s are also required to purchase a DSA business kit, which includes the Company's policies and procedures and are sold for the approximate cost of producing the DSA business kit.

Management believes that one of the Company's key competitive advantages is the Company's compensation plan. Based upon its knowledge of network marketing compensation plans, the Company believes that the Company's compensation plan is very financially rewarding. There are two fundamental ways in which DSA’s can earn money: (i) through retail markups, for which the Company recommends 33%; and (ii) through a series of commissions on product sales, which can result in commissions and bonuses.  Personal volume is essentially based upon a factor (usually 100%) of a product's wholesale cost, net of any point-of-sale taxes. DSA’s receive higher levels of commissions as they advance up the compensation plan.

Through training meetings, regional and annual conventions, regular telephone conference calls, sales aids material, and personal contacts with DSA’s, the Company seeks to understand and satisfy the needs of each DSA. The Company currently provides Internet and telephonic product fulfillment and tracking services that result in user-friendly, timely product distribution.

The Company also provides an assortment of sales aids to facilitate the sales of its products. Sales aids include videotapes, brochures, posters, audiotapes, promotional clothing, stationery, business cards, and other miscellaneous items to help create consumer awareness of the Company and its products.

Growth Strategies

The company realizes the importance of attracting and retaining DSA’s and their customers in order to realize continued growth and profitability.  The company places great emphasis on assisting new DSA’s in building their business.  This assistance is through exceptional customer service, timely shipment of products, and timely payment of commission payments.

The company has recently added several new product lines to further capture the spending dollars in its distributor base. It has recently added a water purification system, all natural skincare products and food snacks that fit into the company’s philosophy. InnerLight’s DSA’s were purchasing these items anyway at health food stores, etc; we are now just redirecting their spending dollars back into the company increasing revenues.

The company is continuing its growth internationally, specifically paying attention to the European Union whose sales continue to increase on a consistent basis. The company has opened warehousing operations in the Netherlands to supply the entire EU in a more timely and efficient manner.  In addition the company is in the early stages of establishing Customer Service Operations in several languages within the EU.  The company has also implemented new payment systems for its EU DSA’s which includes the ability for our distributors to purchase products via a wire transfer to the company.

Lastly, the company will be introducing a new division during 2008. This division will focus directly on travel and the ability for its DSA’s to both buy and sell business and vacation travel more cheaply than can be obtained through traditional methods. Allowing us to tap into a 20 Billion dollar a year industry, this division will utilize a pay plan both different and separate from InnerLight’s current plan.

Founder’s Royalty Agreement

In exchange for international marketing services and as compensation for their capital investment and services required to complete the acquisition of Innerlight, Inc., the Company granted to two shareholders, Chilesha Holdings Ltd. And Scandasystems Ltd.,, a ten-year royalty agreement which provides for the payement on a sliding scale of 3.5% of the first $20,000,000 per year in Commissionable Volume to 6% for Commissionable Volume over $30,000,000 per year.

COMPETITION

The market for nutritional products is large and intensely competitive. The Company competes directly with companies that manufacture and market nutritional products. The Company competes with other companies in the nutritional products industry by emphasizing the uniqueness, value and premium quality of the Company's products and convenience of the Company's distribution system. Many of the Company's competitors have much greater name recognition and financial resources than the Company. In addition, nutritional products can be purchased in a wide variety of channels of distribution. While the Company believes that consumers appreciate the convenience of ordering products from home through a sales person, or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. The Company's product offerings are also relatively small compared to the wide variety of products offered by many other nutritional product companies

The Company also competes with other direct selling organizations, some of which have a longer operating history and higher visibility, name recognition, and financial resources. The leading network marketing company in the Company's existing markets is Amway Corporation and its affiliates. The Company competes for new DSA’s on the strength of its multiple business opportunities, product offerings, compensation plan, and management strength. Management envisions the entry of many more direct selling organizations into the marketplace as this channel of distribution expands over the next several years.

RESEARCH AND DEVELOPMENT

We are not currently conducting any research and development activities.

GOVERNMENT REGULATION

See the Risk Factors section of this prospectus for a discussion relevant government regulation and the legal uncertainties related to our business activities.

EMPLOYEES

As of May 15, 2008, the Company had 27 employees, all of whom were full-time employees.

PROPERTY

As of May 15, 2008, the principal property assets of the Company consisted of product inventory, furniture, fixtures and computer and network equipment owned by its wholly-owned subsidiary Innerlight Inc.

During the year ended December 31, 2007 and the quarter ended March 31, 2008, the Company had one equipment lease in effect.  The Company leases a 24,750 square foot headquarters and warehouse facility in Provo, Utah.   The future minimum non-cancelable lease payments under leases are $169,376, $74,215 and $4,017 for the three years ended December 31, 2008, 2009, and 2010 respectively.

LEGAL PROCEEDINGS

From time to time, we are involved in routine legal matters incidental to our business.  In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on our financial position, results of operations or liquidity.

MANAGEMENT'S DISCUSSION AND ANAYLSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

RESULTS OF OPERATIONS

The following sets forth, for the periods indicated, our results of operations expressed as dollar amounts (in thousands), and, for certain line items, the changes between the specified periods expressed as percent increases or decreases:

Comparison of the Three Months Ended March 31, 2007 and 2008

Revenues.  We generated revenues of $3,315,000 during the three months ended March 31, 2008, as compared to revenues of $2,928,000 during the three months ended March 31, 2007, an increase of 13.2%.  This increase in revenue is primarily due to our focus on expanding international sales of our products.    We expect our revenues to increase as we continue to expand our sales and marketing efforts both in the United States and internationally.

Cost of Goods Sold.  For the three months ended March 31, 2008, cost of goods sold was $2,005,000. This amount represents the cost of materials, labor, freight, independent business consultants’ bonuses and overhead.   Cost of goods sold for the three months ended March 31, 2007 were $1,856,000.  We expect that cost of goods sold as a percentage of revenues will continue to decrease as we implement cost reduction initiatives and benefit from increased volume and related economies of scale.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses decreased by $(189,000), from $1,311,000 for the three months ended March 31, 2007 to $1,122,000 for the three months ended March 31, 2008. The primary reasons for the decrease included the reallocation of intercompany costs and the establishment of separate insurance policies for the acquired Innerlight Inc. The savings were offset in part by costs associated with our acquisition of Innerlight, Inc.   We expect our selling, general and administrative expenses to increase proportionately to our revenue growth due primarily to the costs associated with expanding our sales and marketing organization to further commercialize our products.

Interest Income.  Interest income decreased by $(1,000), from $12,000 for the three months ended March 31, 2007 to $11,000 for the three months ended March 31, 2008. The decrease was primarily due to lower interest rates. Average cash and cash equivalent and investment balances were $1,666,000 and $1,350,000 for the three months ended March 31, 2007 and 2008, respectively.

Comparison of the Fiscal Year Ended December 31, 2006 with Fiscal Year Ended December 31, 2007

Revenues.  We generated revenues of $11,234,000 during the year ended December 31, 2007, as compared to revenues of $15,275,000 during the year ended December 31, 2006, a decrease of 26.5%.  The decrease in revenue during this period was primarily due to diminishing domestic independent business consultants, which has been affected in part, by legal issues concerning the founder resulting in numerous terminations including several national directors. Our independent business consultants have changed companies, ceased working the business and/or reduced their volume of activity of the Company’s products due to the highly competitive nature of the industry and other personal reasons.

Cost of Goods Sold.  For the year ended December 31, 2007, cost of goods sold was $7,142,000. This amount represents the cost of materials, labor, freight, independent business consultants’ bonuses and overhead.   Cost of goods sold for the year ended December 31, 2006 was $9,941,000.    We expect that cost of goods sold as a percentage of revenues will continue to decrease as we implement cost reduction initiatives and benefit from increased volume and related economies of scale.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses decreased by $(1,781,000), from $6,561,000 for the year ended December 31, 2006 to $4,780,000 for the year ended December 31, 2007. The primary reasons for the decrease included the reallocation of intercompany management fees, lower travel and operating expenses due to the closure of the Asian facilities in 2007 and a decrease in legal fees from the intense activity incurred in 2006.  We expect our selling, general and administrative expenses to increase proportionately to our revenue growth due primarily to the costs associated with expanding our sales and marketing organization to further commercialize our products.

Interest Income.  Interest income increased by $35,000, from $30,000 for the year ended December 31, 2006 as compared  to $65,000 for the year ended December 31, 2007. The increase was primarily due to higher average cash and cash equivalents and investment balances. Average cash and cash equivalent and investment balances were $892,000 and $1,773,000 for the year ended December 31, 2006 and 2007, respectively

LIQUIDITY AND CAPITAL RESOURCES

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We had cash and cash equivalents of $1,435,000 at March 31, 2008. During the three months ended March 31, 2008 and the year ended December 31, 2007, net cash provided from (used in) operations amounted to $550,000 and $1,180,000, respectively.  As of March 31, 2008, we had retained earnings of $259,000.

The reported changes in cash and cash equivalents and investments for the years ended December 31, 2006 and 2007 and for the three months ended March 31, 2007 and 2008 are summarized below.

Cash and Cash Equivalents.  Cash and cash equivalents decreased by $(363,000), from $1,798,000 at March 31, 2007 to $1,435,000 at March 31, 2008.  Cash and cash equivalents were $1,466,000 and $952,000 at December 31, 2006 and 2007, respectively, resulting in a decrease of $(514,000).

Operating Activities.  Net cash provided from (used in) operating activities was $1,073,000 and $1,180,000 in fiscal 2006 and 2007, respectively, and $330,000 and $550,000 for the three months ended March 31, 2007 and 2008, respectively.

Our future capital requirements will depend on many factors, including our sales growth, market acceptance of our existing and future products, the amount and timing of our research and development expenditures, the timing of our introduction of new products, the expansion of our sales and marketing efforts and working capital needs. We expect our long-term liquidity needs to consist primarily of working capital and capital expenditure requirements. We believe that our existing cash and cash equivalents, combined with our existing capital resources, and the proceeds from this offering will be sufficient to meet our capital and operating needs for the foreseeable future.

Related Party Transactions

For a description of our related party transactions, see the discussion under the heading “Certain Relationships and Related Party Transactions.”

Off-Balance Sheet Arrangements

Since inception, we have not engaged in any off-balance sheet activities as defined in Item 303(a)(4) of Regulation S-K.

Recent Accounting Pronouncements

In July 2006, the FASB issued interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting treatment (recognition and measurement) for an income tax position taken in a tax return and recognized in a company’s financial statement. The new standard also contains guidance on “de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.” The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006.

We adopted the provisions of FIN 48 on July 1, 2007. Previously, we had accounted for tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies. As required by FIN 48, which clarifies SFAS No. 109, Accounting for Income Taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, we applied FIN 48 to all tax positions for which the statute of limitations remained open. We did not record any adjustment to the liability for unrecognized income tax benefits or accumulated deficit for the cumulative effect of the adoption of FIN 48.

In addition, the amount of unrecognized tax benefits as of December 31, 2007 was zero. There have been no material changes in unrecognized tax benefits since December 31, 2007, and we do not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months. We did not have an accrual for the payment of interest and penalties related to unrecognized tax benefits as of December 31, 2007.

We are subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop these assumptions. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this statement but believe that the adoption of SFAS No. 157 will not have a material impact on our financial position or consolidated results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157. We are currently evaluating the impact of this statement but believe that the adoption of SFAS No. 159 will not have a material impact on our financial position or consolidated results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. The revised standards continue the movement toward the greater use of fair values in financial reporting. SFAS No. 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods, including the accounting for contingent consideration. SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 141(R) and SFAS No. 160 are effective for fiscal years beginning on or after December 15, 2008, with SFAS No. 141(R) to be applied prospectively while SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. Early adoption is prohibited for both standards. We are currently evaluating the impact of these statements but expect that the adoption of SFAS No. 141(R) will have a material impact on how we will identify, negotiate and value any future acquisitions and a material impact on how an acquisition will affect our consolidated financial statements, and that SFAS No. 160 will not have a material impact on our financial position or consolidated results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of  SFAS No. 133. The revised statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. We are currently evaluating the impact of this statement, but do not expect it will have a material impact on our financial position or consolidated results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. The statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The Company will be subject to this statement, but doesn’t expect the impact to change its current practice and financial presentation. The FASB also issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts – an interpretation of SFAS No. 60. We are not an insurance enterprise and do not believe that this statement will have a material impact on our financial position or consolidated results of operations.

Inflation

We do not believe that inflation has had a material impact on our business and operating results during the periods presented.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

(a) Security Ownership of Management - the number and percentage of shares of common stock of the Company owned of record and beneficially, by each officer and director of the Company and by all officers and directors of the Company as a group, and all shareholders known to the Company to beneficially own 5% or more of the issued and outstanding Shares of the Company, is as follows as of June 30, 2008.  Unless otherwise shown, the address for each Shareholder is 867 East 2260 South, Provo, UT 84606:

Name and Address of Owner	Position	Amount and Nature of Beneficial Ownership		Percent of Class After Offering

Kevin Brogan (1)	President & Director	3,442,000	Owner	32.5	% (2)

Heber Maughan (1)	CFO, Sec. & Director	160,000	Owner	1.4%

Chilesha Holdings, Inc.	Shareholder	2,718,000	Owner	25.6	% (2)

Gary Quigley	Shareholder	2,718,000	Owner	25.6	% (2)

TOTAL OFFICERS, DIRECTORS & SIGNIFICANT SHAREHOLDERS AS A GROUP		9,038,000		85.2	% (2)

(1)  Officer and Director

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company either owned directly or deemed to be beneficially owned by them.  The percentage for each beneficial owner listed above is based on 10,600,000 shares outstanding on May 15, 2008, with respect to each such person holding options or warrants to purchase shares that are exercisable within 60 days after May 15, 2008, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The number of shares indicated in the table include the following number of shares issuable upon the exercise of warrants: Kevin Brogan 592,000; Gary Quigley 468,000; and Chilesha Holdings Ltd. 468,000.

Change in Control

The Company is not aware of any arrangements including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the registrant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since 2000, Kevin Brogan, the President of the Company, has maintained an economic interest in two entities which held distributorship agreements with the Company’s predecessors.  Pursuant to the terms of the acquisition of InnerLight, Inc. by the Company in February, 2008, Mr. Brogan was permitted to continue his participation with these independent entities.

In exchange for international marketing services and as compensation for their capital investment and services required to complete the acquisition of Innerlight, Inc., the Company granted to two shareholders, Chilesha Holdings Ltd. and Scandasystems Ltd.,, a ten-year royalty agreement which provides for the payement on a sliding scale of 3.5% of the first $20,000,000 per year in Commissionable Volume to 6% for Commissionable Volume over $30,000,000 per year.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information concerning each of the directors and executive officers of the Company as of May 15, 2008:

Name	Age	Position	With Company Since
Kevin Brogan		President, CEO	2006
Heber Maughan		Sec., Director and C.F.O.	2006

Our directors will serve until the next meeting of shareholders, and will serve until their successors are duly elected and qualified, or until the earlier of his death, resignation or removal from office. The board of directors has no nominating, auditing, or compensation committees.

BOARD OF DIRECTORS

Kevin P. Brogan - CEO & President

Kevin P. Brogan currently serves as the CEO & President of the Company. Mr. Brogan initially became involved with InnerLight Inc. in 2000 as its Master Distributor. He served as the company’s Master Distributor until 2005 when he became Executive Vice President of International Expansion and Development. At this post Mr. Brogan set up systems, offices, warehouses and service facilities giving InnerLight an official international presence and also developed sales in over two dozen countries spanning 3 continents around the globe. In 2006, Mr. Brogan became President of InnerLight Inc. overseeing their world-wide operations from their headquarters in Utah. Kevin's two decades of experience as a full-time, hands-on, highly successful distributor and corporate executive in network marketing provides a unique perspective on how to build a successful company. An entrepreneur from an early age, Mr. Brogan started his working career in the restaurant industry both in management as as a top trainer. Directly prior to his involvement with InnerLight Inc., Mr. Brogan spent 11 years as a top distributor for another publicly-traded network marketing company. There, his main focus was developing teams, coordinating sales and opening up new markets overseas.

Heber C. Maughan – Chief Financial Officer and Director

Heber C. Maughan has served in executive management positions of Chief Executive and Financial Officers, General Manager and Controller for both private and publicly held companies. Mr. Maughan joined Innerlight Inc. in February 2006 as Controller. He has overseen the financial and reporting functions since that time. Prior to joining Innerlight Inc., Mr. Maughan served as Chief Financial Officer for a venture-backed, high technology company, which developed software and hardware solutions. He served as Chief Executive and Financial Officer for a publicly traded company on the NASDAQ exchange, which manufactured, sold and serviced medical devices principally for eye care. He was the Controller for Peterbilt of Utah, General Manager of the trailer division and Vice President – Finance of First Health Strategies, Inc., a national third party administrator for health claims. Mr. Maughan joined the firm of Arthur Young & Company after receiving his Masters of Accountancy form Brigham Young University and his Bachelors of Science in Accounting from Oklahoma State University. Mr. Maughan, CPA, is a member of the American Institute of Certified Public Accountants and the Utah Association of Certified Public Accountants.

Family Relationships

There are no family relationships among the Company’s directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, or control persons, or any proposed director or executive officer, has been involved in any of the following events during the past five years:

1.
any bankruptcy petition filed by or against any business or property of such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offences;

3.
being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Code of Ethics

We have adopted a Code of Ethics (the “Code”) that applies to our directors, officers and employees, including our principal executive officer and principal financial and accounting officer, respectively.   A written copy of the Code is available on written request to the company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2007 and December 31, 2006 compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its executive officers, referred to as our named executive officers, and employees with compensation of $100,000 or more.

Name	2007	2006
Kevin Brogan	$213,404	$153,579
Stephanie McCanly	144,528	347,767
Wesley Tate	201,000	209,133
Charlie Jones	114,453	106,185
Heber Maughan	124,614	101,903

(1)	We have not granted any restricted shares or restricted share units, stock appreciation rights or long term incentive plan payouts during the fiscal years indicated.

(2)	During the years ended December 31, 2006 and 2007, compensation was paid by InnerLight, Inc., a predecessor company which was acquired by the Company in February, 2008.

Outstanding Equity Awards at Fiscal Year End

Since its inception in February, 2008, the Company has not issued any equity awards. Subsequently, the InnerLight Holdings 2008 Equity Compensation Plan (“Plan”) for the management and employees was adopted by the Board of Directors of the Company on March 13, 2008. The Plan reserves 5,000,000 shares of our common stock for issuance pursuant to options, grants of stock or other stock-based awards.  As of May 15, 2008, no shares of common stock or grants have been issued to officers, directors or employees of the Company.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our Board of Directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board of Directors.

As of the date of this prospectus, we have no compensatory plan or arrangement with respect to any officer that results or will result in the payment of compensation in any form from the resignation, retirement or any other termination of employment of such officer’s employment with our company, from a change in control of our company or a change in such officer’s responsibilities following a change in control where the value of such compensation exceeds $60,000 per executive officer.

Director Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings.  Our operating subsidiary, which we acquired in February, 2008, did  not pay director’s fees or other cash compensation for services rendered to our directors in the year ended December 31, 2007.

We have no other formal plan for compensating our directors for their service in their capacity as directors although such directors are expected to receive options in the future to purchase common shares as awarded by our Board of Directors or (as to future options) a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. Our Board of Directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director.

Employment Agreements

The following are summaries of the employment agreements with the Company’s executive officers that became effective on April 1, 2008:

Kevin P. Brogan, our Chief Executive Officer and President, is employed pursuant to a written agreement dated as of April 1, 2008.  The agreement is for term of ten years; provided however, that it is automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.  Mr. Brogan receives a base salary of $300,000 for the first year of the agreement and 20% annual increases thereafter. He is entitled to adjustments to his base salary based on certain performance standards, at the Company’s discretion.

Mr. Brogan may also participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.    A copy of his employment agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Heber C. Maughan, our Chief Financial Officer, is employed pursuant to a written agreement dated as of April 1, 2008.  The agreement is for term of five years.  Mr. Maughan receives a base salary of $150,000 for the first year of the agreement and a minimum of 10% annual increases thereafter. He is entitled to adjustments to his base salary based on certain performance standards, at the Company’s discretion.

Mr.Maughan may also participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.    A copy of his employment agreement is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Indemnification

Under our Certificate of Formation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our securities are not listed on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

There are at present 4,000,000 outstanding options or warrants to purchase, or securities convertible into, shares of our common stock.

There are currently 10,600,000 shares of common stock outstanding, all of which are restricted securities that may be sold under Rule 144 of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act. We have not agreed to register these shares. Under Rule 144, the shares may be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three-month period and the sales must be sold in a brokers' transaction or in a transaction directly with a market maker.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our board of directors.

DESCRIPTION OF SECURITIES

Common Stock

Our Company is authorized to issue 50,000,000 shares of common stock, par value $0.001 per share. Holders of common stock are entitled to one vote per share and to receive dividends or other distributions when and if declared by the Board of Directors. As of June 30, 2008, there were 10,600,000 shares of common stock outstanding held by 18 shareholders of record.

Our common stock does not have preemptive rights, meaning that our common shareholders' ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing shareholders are not granted the right, in the discretion of the Board of Directors, to maintain their percentage ownership interest in Our Company. This lack of protection from dilution to minority shareholders could allow our Board of Directors to issue additional shares of our common stock to persons friendly with our existing management, thus preventing any change in control of Our Company.

Upon any liquidation, dissolution or winding-up of our Company, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require us to redeem or purchase their shares.

The holders of common stock are entitled to share equally in dividends, if and when declared by our Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

Preferred Stock

Our Company is authorized to issue 1,000,000 shares of Preferred Stock, which may be designated by the Board of Directors in such classes and with such rights, privileges and preferences as may be determined by the Board.  As of May 15, 2008, no shares of Preferred Stock have been designated or issued.

No Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock offered, present stockholders will own approximately 91% of our outstanding shares.

Dividend Policy

To date, we have not paid any dividends. The payment of dividends, if any, on our common stock in the future is within the sole discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition, and other relevant factors. Our directors do not intend to declare any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Transfer Agent

We will use Continental Stock Transfer and Trust Company, New York, NY, as our transfer agent and registrar.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws, Delaware laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

Our financial statements for the periods ending December 31, 2006 and December 31, 2007, included in this prospectus, have been audited by Walden Certified Public Accountants P.A., as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

William J. Reilly, Esq., has acted as our legal counsel in providing an opinion for this filing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries, nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form SB-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this Offering. This prospectus does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the Common Stock offered in this prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

We are subject to the information and reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC pursuant to the Securities Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

INNERLIGHT HOLDINGS, INC.—(A DEVELOPMENT STAGE CORPORATION)
REPORT OF
INDEPENDENT
REGISTERED PUBLIC
ACCOUNTING FIRM

TABLE OF CONTENTS

1.	CONSOLIDATED BALANCE SHEET
2.	CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR DECEMBER 31, 2007
3.	CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
4.	CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
5.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
6.	BUSINESS COMBINATIONS
7.	INVENTORIES
8.	PROPERTY, PLANT & EQUIPMENT
9.	GOODWILL AND INTANGIBLE ASSETS
10.	LONG-TERM DEBT
11.	COMMITMENTS AND CONTINGENCIES

June 30, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

InnerLight Holdings, Inc.

(A Development Stage Company)

Provo, UT 84606

We have audited the accompanying consolidated balance sheets of InnerLight Holdings, Inc. (a Development Stage Company) as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. The consolidated financial statements are the responsibility of the directors. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (UNITED STATES). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of InnerLight Holdings, Inc. (A Development Stage Company), as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has begun to generate revenues for the first quarter of 2008 (unaudited), but has accumulated losses since inception and will need additional equity financing to begin realizing its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Walden Certified Public Accountant, P.A."

Sunny Isles, Florida 33160

June 30, 2008

INNERLIGHT INC.
BALANCE SHEET
FOR THE YEARS ENDED DECEMBER 31,
(AUDITED)

ASSETS
	2006	2007
CURRENT ASSETS:
Cash and cash equivalents	$1,466,140	$951,737
Accounts receivable, net	39,903	24,325
Inventory	907,691	676,116
Advances due from parent	1,241,608	-
Prepaid expenses and other assets	399,487	455,412
TOTAL CURRENT ASSETS	4,054,828	2,107,589

PROPERTY, PLANT AND EQUIPMENT - Less depreciation	83,972	17,673

OTHER ASSETS:

Goodwill, Net	30,763	30,763
TOTAL OTHER ASSETS	30,763	30,763

TOTAL ASSETS	$4,169,563	$2,156,024

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	223,693	82,900
Accrued royalties and sales commissions	236,148	221,798
Accrued advertising	10,002	10,002
Advances due to parent	0	188,214
Other current liabilities	1,271,147	1,528,626
TOTAL CURRENT LIABILITIES	1,740,990	2,031,540

COMMITMENTS AND CONTINGENCIES	-	-

MINORITY INTEREST IN CONSOLIDATED AFFILIATES	0	0

STOCKHOLDERS' EQUITY
Common stock	100	100
Additional paid-in-capital	4,900	4,900
Retained earinings	2,421,552	1,819,484
Less: Dividend Paid		(1,700,000)
Accumulated Comprehensive Income -
Accummlated foreign currency translation - unrealized	2,022	0
TOTAL STOCKHOLDERS' EQUITY	2,428,574	124,484

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,169,563	$2,156,024

INNERLIGHT INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDING DECEMBER 31,
(AUDITED)

	2006	2007	March 31, 2007	March 31, 2008

Net Sales	$15,274,940	$11,233,879	$2,927,925	$3,315,220

Cost of Sales	9,941,473	7,141,701	1,856,066	2,004,965

GROSS PROFIT	5,333,467	4,092,178	1,071,859	1,310,255

OPERATING EXPENSES:
Sales & Marketing	1,513,566	982,411	242,709	187,646
Administration	5,014,932	3,789,997	1,066,972	933,101
Research & Development	32,573	7,881	1,281	900
Total Operating Expenses	6,561,071	4,780,289	1,310,962	1,121,648

Income (Loss) from Operations	(1,227,604)	(688,111)	(239,103)	188,607

Interest, Net & Other Income	26,912	86,043	(48,318)	(48,869)

Income Taxes

Net Income (Loss)	$(1,200,692)	$(602,068)	$(287,421)	$139,739

INNERLIGHT HOLDINGS, INC. (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE YEAR ENDED DECEMER 31, 2007
(AUDITED)
							Accumulated Comprehensive
							Income - Accumulated
	Common Stock			Additional	Retained		foreign currency
	Amount	Shares	Par Value	Paid in Capital	Earinings	Dividends	translation - unrealized	Total

Balance at December 31, 2006	$100	100,000	$0.001	$4,900	$2,421,552		$2,022	$2,428,574

Net loss for the year					(602,068)			(602,068)

Dividends paid						(1,700,000)		(1,700,000)
								-
Realized foreign currency translatiion							(2,022)	(2,022)

Balance at December 31, 2007	$100	100,000	$0.001	$4,900	$1,819,484	$(1,700,000)	$-	$124,484

INNER LIGHT, INC.
STATEMENTS OF CASH FLOW
FOR THE YEARS ENDING DECEMBER 31,
(AUDITED)

	2006	2007

OPERATING ACTIVITIES:
Net income (loss)	(1,200,692)	(602,068)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation expense	181,128	58,309
Accrued Expenses General	(5)	-
Accounts Receivable	54,943	15,579
Prepaid Deposits	32,487	(55,925)
Inventory Asset	(273,852)	231,575
Accounts Payable	(6,586)	(140,793)
Accrued Royalty and Sales Commissions	(43,501)	(14,350)
Advances due to/(from) parent	1,828,696	1,429,822
Accrued Expenses General	500,049	257,479

Total adjustments	2,273,364	1,781,696

NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES	1,072,672	1,179,631

CASH FLOWS USED IN INVESTING ACTIVITIES:

Purchases of fixed assets	(109,837)	(11,747)
Loss on disposal		19,737

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(109,837)	7,989

CASH FLOWS FROM FINANCING ACTIVITIES:

Dividend to parent		(1,700,000)

NET CASH FLOWS FROM FINANCING ACTIVITIES	-	(1,700,000)

Effect of exchange rate changes on cash and cash equivalents	2,022	(2,022)

NET INCREASE (DECREASE) IN CASH	964,857	(514,402)

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	501,283	1,466,140

CASH & CASH EQUIVALENTS, END OF PERIOD	1,466,140	951,738

InnerLight Holdings, Inc. (A Development Stage Company)

Notes to Consolidated Financial Statements

For the Years ended December 31, 2007 and 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations and Basis of Presentation – InnerLight Holdings, Inc. and its wholly owned subsidiaries (The “Company”) is a provider of Health and Dietary supplements and Personal Care products by means of a network of direct Sales Associates.  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Consolidation—The accompanying consolidated financial statements include the accounts of InnerLight Holdings, Inc. and it’s wholly owned subsidiary, InnerLight, Inc.  InnerLight International, Inc., the predecessor of the operating subsidiary, was purchased by Quigley Corporation and renamed Darius Marketing, Inc.  and then InnerLight , Inc.  All intercompany transactions and balances have been eliminated in consolidation.

Financial Statement Preparation—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and related disclosures.  Actual results may differ from those estimates.

Revenue Recognition—Sales of products are recorded when the earnings process is complete.  This generally occurs when the products are shipped to the customer in accordance with the contract of purchase order, risk of loss and title has passed to the customer, collectability is reasonably assured and pricing is fixed and determinable.

Income Taxes – Income taxes are not provided for in these financial statements since the company incurred a net loss for the year ended December 31, 2007.

Cash Equivalents – The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Cash Receivable – The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by review of their credit information.  The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified.  Credit losses have historically been within management’s expectations and the provisions established.  No allowance was made for doubtful accounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

Inventories—The Company values inventory at the lower of cost (FIFO) or market.  The Company regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on historical demand and new product designs.

Debt Issuance Costs – costs incurred to issue debt are deferred and amortized as interest expense over the term of the related debt.

Goodwill and Identified Intangible Assets – Under Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and other Intangible Assets,” goodwill and other intangible assets with indefinite lives are not amortized but are reviewed at least annually for impairment.  Acquired intangible assets with definite lives are amortized over their useful lives.  Based on their impairment tests and the fair value analysis for goodwill and other intangible assets, and there were no impairments or impairment indicators present and no impairment loss was recorded during the fiscal years ended December 31, 2007 and 2006.

Recent Accounting Pronouncements – In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (SFAS 157) which provides guidance for measuring assets and liabilities at fair value.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The adoption of SFAS 157 is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued Statements of Financial Accounting Standards No. 141 (Revised 2007), “Business Combinations” (FAS 141) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment for ARB No. 41 (FAS 160).”  FAS 141® will change how business acquisitions are accounted for and FAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity.  FAS 141® and FAS 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company).  The adoption of FAS 141® and FAS 160 will not have a material impact on the Company’s consolidated financial statements.

Going Concern—The Company has begun to generate revenues for the first quarter of 2008 (unaudited).  The Company has accumulated losses since inception.  Management plans to develop and distribute a variety of products which would have wide scope of consumer appeal in areas from nutrition and human wellness products to apparel and disposable goods.  Management plans to establish a website which will serve as an additional marketing tool and which will provide a platform from which various support tools to their direct sales associates will be available providing special incentive programs for superior sales performance with the intent to increase sales.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

Our audits were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The condensed consolidating financial statements attached as Schedule 1 to these Notes are presented for purposes of additional analysis and are not a required part of the financial statements nor do we render any opinion on them. Such information has been subjected to the auditing procedures applied in by the predecessor auditors of the company acquired over audits of their financial statements and, in their opinion, is fairly stated in all material respects in relation to the basic financial statements taken as whole.

2.     BUSINESS COMBINATIONS

During 2007 and 2006, the Company completed one acquisition which was accounted for as a purchase under SFAS No. 141, “Business Combinations.”  The assets purchased and liabilities assumed for this acquisition has been reflected in the accompanying balance sheets as of December 31, 2007 and 2006 and the results of operations for the acquisitions are included in the accompanying consolidated statement of earnings from the respective dates of acquisition.

InnerLight , Inc.

On February 23, 2008, the company acquired InnerLight, Inc. from its shareholder in an agreement for $1,000,000 and the assumption of the existing liabilities of InnerLight, Inc.  InnerLight, Inc. is a distribution channel for health and related products.  The integration of InnerLight, Inc. with the Company’s existing operations will provide world-wide assistance to its sales associates.

The following table summarizes the fair values of assets acquired and liabilities assumed:

Inventories	$656,142

Other current assets	$1,766,681

Property and equipment	$16,737

Other assets	$4,671

Intangible Assets

Unidentifiable	$767,006

Accounts payable and Accrued liabilities	$(2,211,183)

Total Purchase Price	$1,000,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

3.     INVENTORIES

2007	2006
$676,116	$907,691

4.     PROPERTY, PLANT & EQUIPMENT

Property and equipment are stated at cost and depreciated and amortized generally on the straight-line method over their estimated useful lives of three to fifty years (or the lesser of the term of the lease for leasehold improvements, as appropriate).  Property and equipment consist of the following:

	December 31, 2007	December 31, 2006
Leasehold Improvements	$2,500.00	$65,516.44
Computer Equipment	189,600.03	185,253.93
Electronics	68,573.18	67,039.88
Furniture	36,384.30	54,782.01
Software	346,916.61	344,132.53
	643,974.12	716,724.79
Accumulated Depreciation	(626,301.47)	(632,753.10)
TOTAL	$17,673.00	$83,971.59

5.  GOODWILL AND INTANGIBLE ASSETS

In accordance with SFAS No. 142 the Company’s goodwill and indefinite life intangible assets are not amortized, but are subject to an annual impairment test.  The following sets forth the intangible assets by major asset class, all of which were acquired through business acquisition transactions.

6.  LONG-TERM DEBT

The Company has no Long-Term Debt

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

7.  COMMITMENTS AND CONTINGENCIES

Lease commitments – The Company had the following lease commitments:

	December 31, 2007	Future Payments
Office Lease	$112,046	Termination 7/31/2009--$66,490
Warehouse	$39,701	Termination 7/31/2009--$23,559
Copier Lease	$3,708	Termination 1/31/2010--$7,725

The Company had the following international lease commitments as of:

	December 31, 2006
Singapore Office/Warehouse	$36,707	Termination 3/2008
Taiwan Office/Warehouse	$24,000	Termination 3/2007

During the year ended December 31, 2007, the Company had no Employment Agreements.

Litigation—From time to time the Company may be involved in various legal proceedings and other matters, including nominal disputes with creditors relating to the dollar amount of outstanding obligations of the Company, arising in the normal course of business.  The company believes no such actions would result in liabilities in excess of amounts accrued in the financial statements.

8.  RELATED PARTY TRANSACTIONS

The President of the Company has maintained an economic interest in two entities which held distributorship agreements with the Company’s predecessors.  Pursuant to the terms of the acquisition of InnerLight, Inc. by the Company, the President was permitted to continue his participation with these independent entities.  In exchange for international marketing services and as compensation for their capital investment and services required to complete the acquisition of InnerLight, inc., the Company granted to two shareholders a ten-year royalty agreement which provides for  the payment on a sliding scale of 3.5% of the first $20,000,000 per year in Commissionable Volume to 6% for Commissionable Volume over $30,000,000 per year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

SCHEDULE 1 TO FOOTNOTE 1

UNAUDITED

NOTE 15 – SEGMENT INFORMATION FROM INNERLIGHT, INC. AUDIT – (UNAUDITED BY THIS AUDITOR)

The basis for presenting segment results generally is consistent with overall Company reporting. The Company reports information about its operating segments in accordance with Financial Accounting Standard Board Statement No. 131, “Disclosure About Segments of an Enterprise and Related Information,” which establishes standards for reporting information about a company’s operating segments. All consolidating items are included in Corporate & Other.

The Company’s operations are divided into four reportable segments as follows: The Quigley Corporation (Cold- Remedy), whose main product is Cold-Eeze®, a proprietary zinc gluconate glycine lozenge for the common cold; Darius (Health and Wellness), whose business is the sale and direct marketing of a range of health and wellness products; Quigley Manufacturing (Contract Manufacturing), which is the production facility for the Cold-Eeze® brand lozenge product and also performs contract manufacturing services for third party customers together with third party sales of its own products, and Pharma, (Ethical Pharmaceutical), currently involved in research and development activity to develop patent applications for potential pharmaceutical products.  As discussed in Note 17 “Subsequent Events”, subsequent to Balance Sheet date, the Company disposed of its Health and Wellness segment.

Financial information relating to 2007, 2006 and 2005 operations by business segment follows:

As of and for the year ended December 31, 2007	Cold Remedy	Health and Wellness	Contract Manufacturing	Ethical Pharmaceutical	Corporate & Other	Total
Revenues
Customers-domestic	$25,730,016	$6,989,289	$2,511,486	$-	$-	$35,230,791
Customers-international	$-	$4,244,590	$-	$-	$-	$4,244,590
Inter-segment	$-	$-	$6,660,694	$-	$(6,660,694)	$-
Segment operating profit (loss)	$4,801,260	$(688,111)	$(279,816)	$(7,001,752)	$(67,649)	$(3,236,068)
Depreciation	$414,469	$58,309	$523,383	$-	$-	$996,161
Capital expenditures	$187,137	$11,747	$334,150	$-	$-	$533,034
Total assets	$38,429,506	$7,746,622	$6,106,567	$-	$(18,968,977)	$33,313,718

As of and for the year ended December 31, 2006	Cold Remedy	Health andWellness	Contract Manufacturing	Ethical Pharmaceutical	Corporate &Other	Total
Revenues
Customers-domestic	$24,815,850	$11,378,290	$2,034,179	$-	$-	$38,228,319
Customers-international	$-	$3,896,650	$-	$-	$-	$3,896,650
Inter-segment	$-	$-	$6,596,371	$-	$(6,596,371)	$-
Segment operating profit (loss)	$3,588,285	$(1,227,604)	$(432,911)	$(4,309,183)	$(10,227)	$(2,391,640)
Depreciation	$449,580	$181,128	$696,212	$-	$-	$1,326,920
Capital expenditures	$562,144	$109,837	$25,499	$-	$-	$697,480
Total assets	$38,125,367	$4,169,565	$6,065,104	$-	$(13,515,002)	$34,845,034

As of and for the year ended December 31, 2005	Cold Remedy	Health and Wellness	Contract Manufacturing	Ethical Pharmaceutical	Corporate & Other	Total
Revenues
Customers-domestic	$29,284,651	$16,034,960	$3,900,342	$-	$-	$49,219,953
Customers-international	$-	$4,438,090	-	$-	$-	$4,438,090
Inter-segment	$-	$-	$7,090,523	$-	$(7,090,523)	$-
Segment operating profit (loss)	$6,693,192	$859,956	$(80,419)	$(4,044,162)	$(449,137)	$2,979,430
Depreciation	$387,840	$143,726	$872,541	$-	$-	$1,404,107
Capital expenditures	$228,688	$35,523	$267,002	$-	$-	$531,213
Total assets	$38,171,897	$4,918,271	$7,042,169	$-	$(14,156,698)	$35,975,639

NOTE 16 – QUARTERLY INFORMATION (UNAUDITED)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
2007
Net Sales	$9,077,876	$4,989,427	$11,840,432	$13,567,646
Gross Profit	$5,010,020	$2,102,489	$6,938,956	$8,596,854
Administration	$3,212,155	$3,471,056	$2,682,998	$4,050,453
Operating expenses	$7,098,360	$5,920,082	$5,780,451	$7,085,494
(Loss) Income from operations	$(2,088,340)	$(3,817,593)	$1,158,505	$1,511,360
(Loss) Income from continuing operations	$(2,088,340)	$(3,817,593)	$1,158,505	$1,511,360
Net (Loss) Income	$(1,928,206)	$(3,519,692)	$1,328,823	$1,660,738

Basic EPS
(Loss) Income from continuing operations	$(0.15)	$(0.28)	$0.10	$0.13
Net (Loss) Income	$(0.15)	$(0.28)	$0.10	$0.13
Diluted EPS
(Loss) Income from continuing operations	$(0.15)	$(0.28)	$0.10	$0.12
Net (Loss) Income	$(0.15)	$(0.28)	$0.10	$0.12

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
2006
Net Sales	$10,266,038	$6,182,467	$11,480,634	$14,195,830
Gross Profit	$5,312,584	$2,309,415	$6,259,667	$8,996,699
Administration	$3,705,761	$3,100,378	$3,195,182	$3,122,416
Operating expenses	$6,925,209	$5,036,669	$5,369,992	$7,938,135
(Loss) Income from operations	$(1,612,625)	$(2,727,254)	$889,675	$1,058,564
(Loss) Income from continuing operations	$(1,612,625)	$(2,727,254)	$889,675	$1,058,564
Net (Loss) Income	$(1,454,295)	$(2,618,319)	$1,078,634	$1,245,635

Basic EPS
(Loss) Income from continuing operations	$(0.12)	$(0.21)	$0.09	$0.10
Net (Loss) Income	$(0.12)	$(0.21)	$0.09	$0.10
Diluted EPS
(Loss) Income from continuing operations	$(0.12)	$(0.21)	$0.08	$0.09
Net (Loss) Income	$(0.12)	$(0.21)	$0.08	$0.09

 FOURTH QUARTER SEGMENT DATA (UNAUDITED)

As of and for the three months ended December 31, 2007	Cold Remedy	Health and Wellness	Contract Manufacturing	Ethical Pharmaceutical	Corporate & Other	Total
Revenues
Customers-domestic	$10,072,442	$1,538,494	$670,354	$-	$-	$12,281,290
Customers-international	$-	$1,286,356	$-	$-	$-	$1,286,356
Inter-segment	$-	$-	$1,880,647	$-	$(1,880,647)	$-
Segment operating profit (loss)	$3,275,343	$(180,203)	$(68,027)	$(1,839,786)	$324,033	$1,511,360
Depreciation	$104,775	$2,567	$135,093	$-	$-	$242,435
Capital expenditures	$18,833	$408	$61,215	$-	$-	$80,456

As of and for the three months ended December 31, 2006	Cold Remedy	Health and Wellness	Contract Manufacturing	Ethical Pharmaceutical	Corporate & Other	Total
Revenues
Customers-domestic	$10,697,062	$2,107,799	$527,072	$-	$-	$13,331,933
Customers-international	$-	$863,896	$-	$-	$-	$863,896
Inter-segment	$-	$-	$1,798,932	$-	$(1,798,932)	$-
Segment operating profit (loss)	$2,645,269	$(481,188)	$(11,639)	$(1,420,522)	$326,644	$1,058,564
Depreciation	$97,637	$55,118	$180,249	$-	$-	$333,004
Capital expenditures	$220,632	$1,883	$7,604	$-	$-	$230,119

As of and for the three months ended December 31, 2005	Cold Remedy	Health and Wellness	Contract Manufacturing	Ethical Pharmaceutical	Corporate & Other	Total
Revenues
Customers-domestic	$12,144,783	$3,752,464	$694,137	$-	$-	$16,591,384
Customers-international	$-	$1,149,236	$-	$-	$-	$1,149,236
Inter-segment	$-	$-	$2,623,396	$-	$(2,623,396)	$-
Segment operating profit (loss)	$2,480,622	$8,074	$264,947	$(956,382)	$323,700	$2,120,961
Depreciation	$99,142	$35,848	$225,355	$-	$-	$360,345
Capital expenditures	$139,756	$1,094	$212,525	$-	$-	$353,375

END OF SCHEDULE 1 -- UNAUDITED

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$275.10
Printing Expenses	$2,500.00
Audit/Administrative Fees and Expenses	$45,724.90
Transfer Agent Fees	$1,500.00
TOTAL	$50,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws, Delaware laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

On February 28, 2008, we issued, in connection with the organization of the Company, a total of 10,600,000 shares of Common Stock to seventeen shareholders in exchange for services rendered to the Company and for total aggregate  cash consideration of $1,000,000.  A total of 2,000,000 Class A Common Stock Purchase Warrants and 2,000,000 Class B Common Stock Purchase Warrants were issued to six individuals or entities as additional consideration.  These issuances included 2,850,000 shares and 592,000 warrants issued to Kevin Brogan, the President of the Company, 160,000 shares issued to Heber Maughan, the Chief Financial Officer of the Company, 2,250,000 shares and 468,000 warrants issued to Gary Quigley, a shareholder, and 2,250,000 shares and 468,000 warrants issued to Chilesha Holdings Ltd., a shareholder.

Unless otherwise indicated above, none of the share or warrant issuances were to Officers, Directors, affiliates, or parties who hold 5% or more of the Company’s Common Stock.

In connection with the foregoing issuances, the Company relied upon the exemption from securities registration afforded by Rule 504 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 16. EXHIBITS.

Exhibit	Description
2.1	Quigley Corp. Purchase Agreement
3.1	Articles of Incorporation of InnerLight Holdings, Inc.
3.2	By-Laws of InnerLight Holdings, Inc.
4.1	Form of Common Stock Purchase Warrant
5.1	Opinion of William J. Reilly, Esq.
10.1	Employment Agreement with Kevin Brogan
10.2	Employment Agreement with Heber Maughan
21.1	List of Subsidiaries
23.1	Consent of Indepdent Certified Public Accounting Firm
23.2	Consent of Counsel

ITEM 17.  UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii)
Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iv)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(vi)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Provo, State of Utah on July 18, 2008.

INNERLIGHT HOLDINGS, INC.

By: /s/ Kevin Brogan
Kevin Brogan
CEO, President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on July 18, 2008 :

Signature

Title
/s/ KEVIN BROGAN	CEO, President, and Chief Executive Officer

/s/ HEBER MAUGHAN	Secretary and Principal Financial Officer